Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE between MDC Partners Inc. (“MDC” or the “Company”) and Andre Coste (“Employee”), dated as of June 1, 2016 (this “Agreement and Release”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Termination of Employment; Transition Period.

(a)    By mutual agreement, Employee and MDC have determined that Employee will cease to be employed as a full time employee of MDC as of June 15, 2016 (the “Termination Date”). Employee agrees and undertakes to resign as an officer and/or director of MDC and any other affiliated companies to which he has been appointed either as an officer and/or director. By the execution of this Agreement and Release, Employee acknowledges that he shall have so resigned and agrees to execute any required documents.
(b)    During the period of June 1, 2016 through and until June 15, 2016 (the “Transition Period”), the Employee agrees to be available to provide limited transition services to MDC. During the Transition Period, Employee will be permitted to retain use of his Company email address and cell phone. Employee will also be permitted to attend the Cannes Lions International Festival of Creativity (“Cannes”), provided that Employee’s permitted attendance at such event shall not be in the capacity as a representative or employee of the Company.
2.    Severance Payments. Subject to Employee’s execution and non-revocation of, and compliance with this Agreement and Release, MDC shall pay to Employee the following amounts (collectively, the “Severance Payments”):

(i)	an amount equal to Employee’s unpaid base salary through June 15, 2016;

(ii)	any unreimbursed business expenses as of the Termination Date, including any remaining unreimbursed expenses for travel and lodging accommodations at Cannes;

(iii)
in accordance with the employment agreement between the Employee and the Company dated effective as of March 13, 2013 (the “Employment Agreement”), the Company shall pay to Employee severance in an aggregate amount equal to $625,000, which amount represents Employee’s base salary plus perquisite allowance for the twelve (12) month period after the Termination Date (the “Severance Amount”). The Severance Amount shall be paid during the period of June 15, 2016 through May 31, 2017, in the same periodic installments as such compensation has been paid during the Employee’s term of employment. Notwithstanding the foregoing, in the event that Employee relocates his primary residence outside of the United States on or prior to December 31, 2016, then the remaining outstanding balance of the Severance Amount shall be paid on or prior to December 31, 2016;

(iv)	MDC will reimburse Employee for up to $30,000 of relocation expenses incurred in the event that Employee relocates his primary residence to France prior to December 31, 2016;

(v)
MDC shall reimburse Employee or pay for the full cost of COBRA, dental and vision coverage in respect of Employee’s participation in MDC’s health care plans during the period commencing on the Termination Date through and including May 31, 2017, provided that such reimbursement obligation shall terminate in the event the Employee obtains new employment; and

(vi)
MDC will also pay or reimburse Employee for up to $15,000 in aggregate fees to cover the cost and expense of (A) the Employee’s continuation of executive coaching sessions or (B) at Employee's discretion, outplacement career services.

The Severance Payments shall be subject to required federal, state and local tax withholdings by the Employer. The above-referenced Severance Payments are in full satisfaction of any and all claims Employee may have against MDC, and exceed in value any payments to which Employee may otherwise be entitled.

3.     Waiver of Incentive/Retention Agreement. In connection with Employee’s mutually agreed-upon separation under this Agreement and Release, MDC hereby agrees to waive enforcement of any applicable repayment requirement under the outstanding Incentive/Retention Agreements signed by Employee.

4.     Grants under 2014 Cash LTIP Plan and 2011 Stock Incentive Plan.
(a)    Employee shall remain eligible to receive a cash payout from MDC pursuant to the terms and conditions of (i) the 2015 LTIP Award Agreement between MDC and Employee dated as of January 26, 2015 (the “2015 LTIP Award”) and (ii) the 2014 LTIP Award Agreement between MDC and Employee dated as of May 1, 2014 (the “2014 LTIP Award” and, together with the 2015 LTIP Award, the “Outstanding LTIP Awards”), in each case strictly in accordance with the terms and conditions of each respective award agreement in light of Employee’s termination without “Cause”, including the achievement by MDC of the underlying financial performance targets during the applicable performance period. Payment (if any) by MDC of any amount due under the Outstanding LTIP Awards will be made on the regularly scheduled ”Performance Award Payment Date” specified in the underlying award agreement, and shall also be conditioned upon and subject to Employee’s ongoing compliance with the terms and conditions of this Agreement following the Termination Date.
(b)    With respect to that certain Financial-Performance Based Restricted Stock Grant Agreement, dated as of February 17, 2016, between MDC and the Employee (the “2016 Stock Grant”), Employee shall remain eligible to receive up to 3,473 shares of Class A stock of MDC, based upon Employee’s employment through May 31, 2016 of the applicable “Performance Period”. The potential pro-rated vesting of the 2016 Stock Grant shall remain subject to the terms and conditions of the underlying grant agreement, including the achievement by MDC of the specified financial performance targets during the applicable Performance Period. Vesting of the 2016 Stock Grant shall also be conditioned upon and subject to Employee’s ongoing compliance with the terms and conditions of this Agreement following the Termination Date.
5.    2016 Discretionary Bonus. Employee shall also remain eligible for a pro-rata portion of his annual discretionary bonus with respect to calendar year 2016, payable in 2017 on the date such annual discretionary bonuses (if any) are otherwise payable to other senior executives of MDC.
6.    Release of Claims. By signing this Agreement and Release, Employee, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, releases and waives all legal claims in law or in equity of any kind whatsoever that Employee has or may have against Company, its parents, subsidiaries and affiliates, and their respective officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Released Parties”). This release and waiver covers all rights, claims, actions and suits of all kinds and descriptions that Employee now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Released Parties, occurring from the beginning of time up to and including the date that Employee executes this Agreement and Release, including, without limitation:

a.    any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b.    any claims for the breach of any written, implied or oral contract between Employee and MDC (including but not limited to that certain Employment Agreement);

c.    any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

d.    any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being expressly provided to Employee pursuant to Section 2 and Section 4 of this Agreement; and

e.    all claims that Employee has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended.

This Agreement and Release shall be binding upon and inure to the benefit of Employee and the Released Parties and any other individual or entity who may claim any interest in the matter through Employee. Employee also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands.

7.    Attorney Review; Review Period. Employee is hereby advised that Employee should consult with an attorney prior to executing this Agreement and Release. Employee is also advised that Employee has twenty-one (21) days from the date this Agreement and Release is delivered to him to consider whether Employee will sign it. If Employee signs this Agreement and Release, Employee acknowledges that Employee understands that Employee may revoke this Agreement within seven (7) after Employee has signed it by notifying Company in writing that Employee has revoked this Agreement. Such notice shall be addressed to Mitchell Gendel, General Counsel, c/o MDC Partners Inc., 745 Fifth Ave., NY, NY 10151. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

8.    Intellectual Property Rights. Employee acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by MDC ("Intellectual Property") which relate to the business of MDC and which have been conceived or made by him during the period of his employment, either alone or with others, are the sole and exclusive property of MDC. As of the date hereof, Employee hereby assigns in favor of MDC all the Intellectual Property covered hereby. On or subsequent to the date hereof, Employee shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the MDC or its nominee of the Intellectual Property.

9.    Non-Admission; Mutual Non-Disparagement. This Agreement and Release shall not in any way be construed as an admission by the Company of any liability for any reason, including, without limitation, based on any claim that the Company has committed any wrongful or discriminatory act. Employee agrees that Employee will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Released Parties. MDC agrees that it will use commercially reasonable efforts to direct its officers to not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of Employee.

10.    Confidentiality; Return of Company Property. Employee acknowledges that Employee has had access to confidential, proprietary business information of MDC as a result of employment, and Employee hereby agrees not to use such information personally or for the benefit of others. Employee also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Employee covenants that he will return all MDC property in Employee’s possession to MDC, other than his mobile phone (and mobile phone number) after MDC has deleted all company information.

11.    Entire Agreement; No Other Promises. Employee hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Employee and MDC, and it supersedes any and all previous agreements concerning the subject matter hereof. Employee further acknowledges and represents that neither MDC nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Employee to execute this Agreement and Release, and Employee acknowledges that he has not executed this Agreement and Release in reliance on any such promise or representation.

12.     Confirmation of Restrictive Covenants. Executive hereby acknowledges and reaffirms all of his restrictive covenants set forth in Section 8 of that certain Employment Agreement between MDC and the Employee, which covenants shall remain in full force and effect following the Termination Date.

13.    Equitable Relief. Employee acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate. MDC shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee, MDC may withhold and retain all or any portion of the Severance Payments or any other amounts.

14.    Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

15.    Choice of Law and Forum. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by a court of competent jurisdiction in the city of New York.

16.    Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

/s/ Andre Coste__________________________________
Andre Coste

Dated as of: June 1, 2016

MDC PARTNERS INC.

By: /s/ Mitchell Gendel___________________________
Mitchell Gendel, General Counsel